Docusign Envelope ID: 19CA560C-4864-8D26-8059-FE5AC3BCA703

DATAVAULT AI, INC.

One Commerce Square, 24th Floor
Philadelphia, PA 19103

BINDING LETTER OF INTENT

April 29, 2026

CyberCatch Holdings, Inc.
4445 Eastgate Mall, Suite 200
San Diego, California 92121

Attention: Sai Huda, Chief Executive Officer

Dear Mr. Huda:

This binding letter of intent (the "**LOI**") is between Datavault AI, Inc ("**Datavault**"), a company incorporated and existing under the laws of state of Delaware, and CyberCatch Holdings, Inc., a company incorporated and existing under the laws of the Province of British Columbia ("**CyberCatch**" and together with Datavault, the "**Parties**"). The common shares of Datavault are listed on The Nasdaq Stock Market ("**Nasdaq**") and the common shares of CyberCatch are listed on the TSX Venture Exchange ("**TSXV**"). This letter of intent sets out the principal terms and conditions with respect to the proposed acquisition of CyberCatch by Datavault.

1. **Description of the Transaction**. The proposed transactions (collectively, the "**Transaction**") will involve the parties entering into a definitive agreement (the "**Agreement**") pursuant to which Datavault will, directly or indirectly, acquire from the shareholders of CyberCatch 100% of the issued and outstanding common shares of CyberCatch (being 26,766,269 common shares, the "**CyberCatch Shares**") by way of a plan of arrangement whereby the holders of CyberCatch Shares will receive the common shares in the capital of Datavault (the "**Consideration Shares**").

2. It is contemplated that the Transaction will be completed by way of a three-cornered amalgamation structured as a court-approved plan of arrangement under the *Business Corporations Act* (British Columbia), pursuant to which CyberCatch will become a wholly-owned subsidiary of Datavault. The final structure for the Transaction will be determined following the advice of each of the parties' respective legal and tax advisors. The Consideration Shares to be issued pursuant to the Transaction are anticipated to be issued in reliance upon the exemption from the registration requirements of the United States Securities Act of 1933, as amended (the "**U.S. Securities Act**"), provided by Section 3(a)(10) thereof, and exemptions from the registration and qualification requirements prescribed by applicable state securities laws.

3. **Due Diligence**. Each of Datavault and CyberCatch shall arrange for representatives of the other party to have such access to the books, records, documents, personnel, properties and facilities relating to its operations, as may be reasonably necessary for the other party to carry out a due diligence investigation. Each party shall use reasonable efforts to arrange for all relevant

Docusign Envelope ID: 19CA560C-4864-8D26-8059-FE5AC3BCA703

legal, financial and technical data relating to its operations and its technology, as applicable, to be available to representatives of the other party. Upon completion of the Transaction, and without giving effect to any dilutive securities, the shareholders of CyberCatch will hold approximately [7.52]% of the equity of the Company (on an undiluted basis), and the existing shareholders of the Company will hold approximately [92.48]% of the equity of the Company (on an undiluted basis). A pro-forma capitalization table for the Company on a post-Transaction basis is attached hereto as Schedule "A".

4. **Consideration**. Pursuant to the terms of the Agreement and as part of the plan of arrangement contemplated by the Transaction, the holders of CyberCatch Shares shall, upon closing of the Transaction (the "**Closing**"), receive 49,943,000 Shares common shares in the capital of Datavault, which is at an exchange ratio equivalent to 26,766,269 CyberCatch Shares valued at $3.73 USD ($5.11 CAD) per CyberCatch Share at a deemed price of $99,886,000 USD ($136,843,820 CAD). All outstanding dilutive securities of CyberCatch will be exchanged for shares of Datavault based on a cashless exercise basis at a deemed value of Datavault shares at a deemed price of $2.00 USD.

5. The Consideration Shares to be issued in connection with the Transaction will be issued pursuant to *an exemption from registration under* the U.S. Securities Act, anticipated to be Section 3(a)(10) thereof, and applicable state securities law exemptions. None of the Consideration Shares will contain any restrictive legends, provided the applicable conditions of Section 3(a)(10) are satisfied.

None of the Consideration Shares have been or will be registered under the *U.S. Securities Act*, or under the securities laws of any state of the United States.

6. **CyberCatch's Assets**. Datavault will, through its ownership of CyberCatch, have the benefit of all such assets, business, revenues, intellectual property and other properties of CyberCatch. CyberCatch currently holds, and will at the time of Closing hold, all of the assets, intellectual property, business operations and other properties of CyberCatch, consistent in all material respects with the business and operations as described in CyberCatch's public disclosure record.

7. **Documentation**. The Parties will jointly prepare a draft of the Agreement incorporating the terms and conditions of this LOI and such other terms and conditions as are consistent herewith and are agreed to by the parties. The Agreement will contain such representations, warranties, conditions, covenants and indemnities as are customary in transactions of the type contemplated hereby. The Company will prepare the draft Agreement promptly after execution of this LOI. For clarity, the representations, warranties, conditions, covenants and indemnities included in the Agreement will be from the Company and CyberCatch, and the shareholders of CyberCatch will only be required to provide representations, warranties, conditions, covenants and indemnities, on a several and not joint basis, relating to their ownership of the CyberCatch Shares.

8. **Conditions Precedent**. The obligations of the Datavault and CyberCatch to proceed with the Transaction shall be subject to, among other things that may be contained in the Agreement, the following conditions being complied with or waived on or prior to the date of the Closing:

Docusign Envelope ID: 19CA560C-4864-8D26-8059-FE5AC3BCA703

(a) receipt of the approval of the directors of Datavault and CyberCatch, respectively;

(b) receipt of all necessary third-party approvals and consents to the Transaction, including any necessary court, regulatory or other approvals, including the approval of Nasdaq, the TSX Venture Exchange (“**TSXV**”) and any applicable notifications to or approvals from the United States Securities and Exchange Commission;

(c) Datavault shall have confirmed that the Transaction does not require Nasdaq stockholder approval under applicable Nasdaq Listing Rules, or if required, such approval has been obtained;

(d) receipt of a final order from the applicable court approving the plan of arrangement in respect of the Transaction, if applicable;

(e) approval of the Transaction by the requisite majority of holders of CyberCatch Shares at a meeting of CyberCatch shareholders called for such purpose;

(f) the results of due diligence investigations being satisfactory to Datavault and/or CyberCatch in all material respects, acting reasonably;

(g) no material adverse change will have occurred in the business, results of operations, assets, liabilities, financial condition or affairs of Datavault or CyberCatch, financial or otherwise, between the date of signing this LOI and the Closing;

(h) the representations and warranties of the respective parties contained in the Agreement will be deemed to have been made again on the Closing and will be true and correct in all material respects as of all relevant dates;

(i) the existing management of CyberCatch continuing in such roles at CyberCatch, and new employment or consulting agreements with existing CyberCatch management, to be approved by the Company, will be entered into on or before Closing;

(j) the Consideration Shares will be issued free and clear of any and all encumbrances, liens, charges, demands of whatsoever nature;

(k) no person or corporation is entitled to a finder’s fee or other form of compensation from the Company with respect to the Transaction; and

(l) material compliance by the respective parties with the terms of the Agreement.

9. **Structure Terms**. The Company will use its reasonable efforts to coordinate with Nasdaq and confirm that the Transaction will not require Nasdaq stockholder approval under applicable Nasdaq Listing Rules or, if required, to obtain such approval.

10. **Post-Closing Management**. The entire CyberCatch management team shall remain in place following Closing, with Sai Huda continuing as President of CyberCatch, reporting to the Chief Executive Officer of Datavault.

11. Publicity. Unless advised by counsel that such disclosure is required by law, including applicable disclosure requirements or TSXV and Nasdaq rules (in which case the party so advised will promptly notify the other party and permit the other party’s counsel to speak with the disclosing party’s counsel prior to announcement), under no circumstances will any party or their respective members, managers, shareholders, directors, officers, employees, affiliates or agents disclose the existence or terms of this LOI, or the Transaction contemplated thereby, except to their respective legal, financial and accounting advisors who have a need to know such information solely for the purposes of assisting their respective clients with regard to the Transaction. Without limiting the generality of the foregoing, no party shall make any press release or public announcement concerning the existence of this LOI or the Transaction without the prior written consent of the other party. Notwithstanding the foregoing, the parties are seeking that the Company promptly issue a news release disclosing this LOI and the parties agree to co-operate in good faith to prepare a joint press release mutually agreeable in form and substance. 12. Conduct of Business. From the date of the acceptance of this LOI until the earlier of the completion of the Transaction contemplated herein or the date this LOI is terminated in accordance with section 1414, the Company and CyberCatch will each operate their business in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice. 13. Costs. All costs and expenses including legal fees and disbursements incurred in connection with the negotiation and preparation of this LOI and the Agreement and the consummation of transactions contemplated hereby and thereby shall be borne by the party that incurred same. 14. Termination. The obligations of the parties under this LOI shall terminate upon the earlier of: (a) execution of the Agreement; (b) the written agreement of the parties to terminate this LOI and the parties’ obligations hereunder; (c) notice of termination by any party if the Agreement has not been executed on or prior to May 30, 2026; or (d) the expiration of the Exclusivity Period (as defined below), provided that the provisions of sections 1111, 1313, 16(b) and 1818 shall survive termination. No compensation shall be payable to the other party upon a termination of this LOI. 15. Mutual Exclusivity. Each party will, and will cause its respective subsidiaries and its and their respective officers, directors, employees, representatives (including any financial or other advisor) and agents to, suspend any existing solicitation, encouragement, activity, discussion or negotiation with respect to any Acquisition Proposal (as hereinafter defined) with any person that has made, indicated any interest to make or may reasonably be expected to make, an Acquisition Proposal. As used herein, “Acquisition Proposal” means (other than the Transaction): any offer, proposal, expression of interest, or inquiry from any person (other than the other party hereto or any of its affiliates) relating to any merger, amalgamation, acquisition or sale, direct or indirect of the party. Commencing on the date hereof and ending on the earliest of (i) the date this LOI is terminated in accordance with section 1414; and (ii) [45 days] after the date of this LOI (the “Exclusivity Period”), each party will not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of the party or any of its subsidiaries: (a) solicit, initiate, facilitate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding)

the initiation of any inquiries or proposals that could reasonably be expected to lead, in one transaction or a series of transactions, to an Acquisition Proposal; (b) participate in any discussions or negotiations with any person (other than the other party hereto or any of its affiliates) regarding an Acquisition Proposal; (c) approve, accept, endorse or recommend, or propose publicly to accept, approve, endorse or recommend, any Acquisition Proposal; (d) accept or enter into or publicly propose to accept or enter into, any agreement, understanding or arrangement or other contract in respect of an Acquisition Proposal; or (e) provide any confidential information to any third party. 16. Legal Effect. (a) Agreement to Negotiate in Good Faith. This LOI, when executed and delivered by the Company to CyberCatch, is binding and sets forth the parties’ mutual understanding with respect to the Transaction and the basis on which the parties will proceed forward as they negotiate the Agreement in good faith. (b) The parties each acknowledge that this LOI does not contain all matters upon which agreement must be reached in order for the Transaction to be agreed to or consummated, and therefore does not constitute a binding agreement or commitment with respect to the Transaction itself, provided however, that it is the intention of the parties that sections 4, 6, Error! Reference source not found., 8, 911 to 16(b) hereof, and the agreements and obligations of the parties set forth therein, will be legally binding upon and enforceable against the parties upon execution and delivery of this LOI. Except as set forth in the preceding sentence, a binding agreement or commitment with respect to the Transaction will result only from the execution of the Agreement, and neither this LOI, nor any draft of the Agreement, or any course of conduct, dealing or performance in respect thereto, will create any binding agreement or commitment on the part of any party with respect to the Transaction, and neither party will have any liability to the other party with respect to the Transaction until and unless the Agreement is prepared, executed and delivered by and between the parties. Any failure to conclude the Agreement, for whatever reason, other than breach of the obligation of a party to negotiate in good faith, will not result in any right of action by or claims for damages, expenses or equitable relief by either party. The parties hereto will be legally bound to proceed with the Transaction herein outlined only if and to the extent of, and in accordance with, the terms and conditions contained in the Agreement. 17. Entire Agreement. This LOI embody the understanding of the parties and supersede all prior agreements or understandings with respect to the subject matter hereof. 18. Governing Law. This LOI and the Agreement shall be governed by and construed solely in accordance with the laws of the Province of British Columbia without giving effect to the conflicts of laws principles thereof and without reference to the laws of any other jurisdiction. The parties agree to submit to the exclusive jurisdiction of the courts of the Province of British Columbia, provided that nothing in this Agreement shall prevent either party from seeking injunctive relief in the courts of any competent jurisdiction. 19. Counterparts. This LOI may be executed in one or more counterparts and by facsimile or other electronic means, each of which shall be deemed to be an original, but all of which will constitute one and the same instrument. [Signature page follows]

If the foregoing is in accordance with your understanding, please communicate your acceptance by executing and returning a signed copy. This offer is open for acceptance until 5:00 pm Pacific Time on ______________, 2026. DATAVAULT AI, INC. By: Name: Nate Bradley Title: Chief Executive Officer Acknowledged, accepted and agreed to this ______________, 2026. CYBERCATCH HOLDINGS, INC. By: Name: Sai Huda Title: Chief Executive Officer

Docusign Envelope ID: 19CA560C-4864-8D26-8059-FE5AC3BCA703

SCHEDULE "A"

Pro-Forma Capitalization Table

Holder	Number of Shares
Current Shareholders of Datavalt	614,179,104 Shares
Shareholders of CyberCatch (Consideration Shares)	49,943,000 Shares
CyberCatch Shareholder Ownership Post-Transaction	Approximately [7.52%]
Pro Forma Outstanding Shares (Undiluted)	**664,122,104 Shares**
	Number of Shares Issuable
Existing Datavault AI, Inc. Options	[To be confirmed]
Existing Datavault AI, Inc. Warrants	[To be confirmed]
Datavault AI, Inc. Existing Shareholder Ownership Post-Transaction **Error! Reference source not found.**	Approximately [92.48%]
Total Shares Issued Post-Transaction (Fully Diluted)	**[TO BE CONFIRMED]** Based on 614,179,104 shares outstanding and share price of USD $2.00 as at April 26, 2026.

Docusign Envelope ID: 19CA560C-4864-8D26-8059-FE5AC3BCA703

SCHEDULE "B"

[NTD: If required, insert CyberCatch shareholder consideration allocation table, reflecting 26,766,269 Consideration Shares to be allocated among CyberCatch shareholders. A complete schedule of CyberCatch shareholders and their respective share allocations to be provided prior to Closing.]

LEGAL_49318899.3